                                                                EXHIBIT 26(d)(1)

--------------------------------------------------------------------------------

Notice of Your Right to Examine This Policy.
   It is important to us that you are satisfied with this policy after it is issued. If you are not satisfied with it, you may return the policy to us or our agent within 30 days after you receive it. If you return the policy, you will receive a full refund of any premiums within seven days of the date we receive your notice of cancellation. If you adjust your policy and the adjustment results in an increased premium, you will again have a right to examine the policy. If you are not then satisfied, you may return the policy within the times given above and the requested adjustment will be cancelled. For any additional premium paid, you will receive a refund within seven days of the date we receive your notice of cancellation.

VARIABLE ADJUSTABLE
LIFE SURVIVOR POLICY

Insured                                               JOHN A DOE
Insured                                              JANE B. DOE
Policy Number:                                        1-000-000V
Original Policy Date:                               Mar 01, 2004

Variable Benefits

Premiums as stated on the Policy Information Page.

Face Amount and Premium may be adjusted by the owner.

Nonparticipating

THE DEATH BENEFIT OF THIS POLICY WILL EQUAL THE FACE AMOUNT SHOWN ON PAGE 1. THE DEATH BENEFIT MAY INCREASE OR DECREASE, AS DESCRIBED ON PAGE 2, DEPENDING ON THE DEATH BENEFIT OPTION ELECTED AND ON SEPARATE ACCOUNT INVESTMENT, MORTALITY AND EXPENSE EXPERIENCE.

THE ACCOUNT VALUE OF THIS POLICY WILL VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED MINIMUM CASH VALUE.

READ YOUR POLICY CAREFULLY
THIS IS A LEGAL CONTRACT
    Subject to the provisions of this policy, we promise to pay to the beneficiary the death proceeds when we receive proof satisfactory to us of the second death.

    This policy, including any adjustment of it, is issued in consideration of the application for this policy and the payment of the premiums.

    The owner and the beneficiary are as named in the initial application unless they are changed as provided in this policy.

    Signed for Minnesota Life Insurance Company, a stock company, at St. Paul, Minnesota, on the policy date.

/s/ Robert L. Senkler

President

/s/ Dennis E. Prohofsky

Secretary                                                     Registrar
--------------------------------------------------------------------------------

[LOGO OF MINNESOTA LIFE]

Minnesota Life Insurance Company
400 Robert Street North
St. Paul, MN 55101-2098

04-690

--------------------------------------------------------------------------------
                                                                           INDEX

Additional Information.....................................................   14

Assignment.................................................................   14

Beneficiary................................................................    5

Death Benefit..............................................................    5

Definitions................................................................    3

General Information........................................................    4

Grace Period...............................................................    7

Incontestability...........................................................   14

Termination  (Premiums)....................................................    8

Nonrepeating Premium.......................................................    7

Ownership..................................................................    4

Payment of Proceeds........................................................    6

Policy Adjustments.........................................................    8

Policy Charges.............................................................   11

Policy Loans...............................................................   12

Premiums...................................................................    7

Reinstatement (Premiums)...................................................    8

Separate Account...........................................................    9

Settlement Options.........................................................    6

Suicide Exclusion..........................................................   14

Surrender..................................................................   13

Values.....................................................................   11

Summary of Policy Features
================================================================================

As long as the base premium is paid, the face amount of this policy is guaranteed for the period shown on page 1 as a death benefit payable at the second death. Depending on the death benefit option selected, the amount of the death benefit may be larger than the face amount shown on page 1

Death Proceeds

The amount payable to the beneficiary at the second death is the total of the following amounts:

            -  The death benefit (see page 5),

PLUS        -  Any additional insurance payable at the
               second death provided by an additional benefit agreement (see page 1),

PLUS        -  Under the Cash Option, any premium paid beyond the end of the policy month in which the second death occurs (see page 5),

PLUS        -  Any asset credit,

MINUS       -  Any unpaid policy charges which we assess against account value
               (see page 11),

MINUS       -  Any policy loan (see page 12),

MINUS       -  Any unpaid loan interest.

Variability

If the net premiums paid for this policy are placed in the separate account, account values will reflect investment experience of the sub-accounts you choose. Investment experience may, depending on the death benefit option selected, increase the amount of the death benefit.

Adjustability (See page 8)

The face amount and base annual premium of your policy are shown on page 1. Subject to the limitations described in this policy, you may at any time adjust the face amount, base premium and the death benefit option. The face amount, base annual premium and death benefit option will determine the plan of insurance.

Account Value

The net premiums you pay for this policy become part of the account value. The account value is available to you during the lifetime of either insured, to be used:

    -   as collateral for a loan or as a policy loan (see page 12).
    - to continue insurance protection if you cannot, or do not wish to, continue paying base premiums (see page 7).
    -   to obtain cash by surrendering your policy, in full or in part (see page
        13).

Surrender Proceeds

The amount payable to the owner when the policy is surrendered:

            The account value of the policy,

PLUS        -  Any loan interest credit,

PLUS        -  Any asset credit,

MINUS       -  Any unpaid policy charges which we assess against account value
               (see page 11),

MINUS       -  Any unpaid loan interest,

MINUS       -  The surrender charge.

Additional Benefits

The additional benefits, if any, listed on page 1 are described more fully in the additional benefit agreements.

04-692                                                          Minnesota Life 2

Definitions
================================================================================

When we use the following words, this is what we mean:

1940 Act

The Investment Company Act of 1940, as amended, or any similar successor federal act.

account value

The sum of the values under this policy in the separate account and the guaranteed interest account. The interest in each is valued separately. They are identified as the account value of the separate account and the account value of the guaranteed interest account, respectively. Account value does not include the loan account.

The account value of the separate account is composed of your interest in one or more sub-accounts of the separate account. For each sub-account, the value is determined by multiplying the current number of sub-account units credited to this policy by the current sub-account unit value. The total of these values will be the account value of the separate account.

age

The age of each insured at his or her nearest birthday.

asset credit

A percentage of the account value which we credit to the existing account value on a monthly basis. The asset credit is allocated to the sub-accounts of the separate account and the guaranteed interest account on a pro-rata basis. The experience factors used in determining the asset credit are based on anticipated investment returns, mortality and expenses. We determine each year if a credit will be payable. Asset credits are not guaranteed.

base premium

The premium less any amount charged for additional benefits.

CSO Tables

Either the 1980 Commissioners Standard Ordinary Mortality Tables (CSO), gender-distinct, tobacco-distinct, and age nearest birthday or the 2001 Commissioners Standard Ordinary Mortality Tables (CSO), gender-distinct, tobacco-distinct and age nearest birthday, whichever has most recently been adopted in your state at the time this policy was issued.

For issues intended for inclusion in qualified plans we will use either the 1980 or 2001 Commissioners Standard Ordinary Mortality Table B, unisex, tobacco-distinct and age nearest birthday, whichever has most recently been adopted in your state at the time this policy was issued.

first death

The death of the first insured to die. You must give us proof of the first death as soon as is reasonably possible.

fund

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

general account

All assets of the Minnesota Life Insurance Company other than those in the separate account or in other separate accounts established by us.

guaranteed interest account

The portion of the general account of Minnesota Life Insurance Company which is attributable to this policy and policies of this class, exclusive of policy loans. The description is for accounting purposes only. It does not represent a separate account. It does not represent any division of the general account for the specific benefit of policies of this class.

guaranteed plan of insurance

The period during which we guarantee that the face amount will be in effect, assuming payment of all base premiums.

insureds

The two persons named on page 1.

loan account

The portion of the general account of Minnesota Life Insurance Company which is attributable to policy loans under this policy and policies of this class. The loan account balance is the sum of all outstanding loans under this policy.

loan interest credits

The interest we credit to the account value based on the amount of your policy loan.

net amount at risk

The difference between the death benefit and the policy value.

net premium

The base premium or nonrepeating premium less the premium charge assessed against that premium. The net premium is the amount or amounts which are allocated to the guaranteed interest account and the separate account.

nonrepeating premium

A payment made to this policy in addition to the premium.

04-692                                                          Minnesota Life 3
policy anniversary

The same day and month as your policy date for each succeeding year your policy remains in force. A monthly policy anniversary is the same day as your policy date for each succeeding month your policy remains in force.

policy date

The date shown on page 1, which is the date from which policy anniversaries, policy years, monthly policy anniversaries and premium due dates are determined.

policy value

The account value of this policy, plus any unpaid loan interest credits, and any amount in the loan account.

premium

A planned payment for this policy. The premium amounts are shown on page 1.

proceeds

The amount we will pay under the terms of this policy at the second death or when your policy is surrendered or terminated.

second death

The death of the second insured to die. We will pay the death proceeds when we receive due proof of the second death.

separate account

The separate investment account titled "Minnesota Life Variable Life Account." We established this separate account for this class of policies under Minnesota law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

surrender value

The amount available to you when your policy is surrendered or terminates.

terminate

The lives of both insureds are no longer insured under any of the terms of the policy.

unit

A measure of your interest in a sub-account of the separate account.

valuation date

Any date on which a sub-account is valued

valuation period

The period between successive valuation dates measured from the time of one determination to the next.

we, our, us

Minnesota Life Insurance Company.

written request

A request in writing signed by you. We also may require that your policy be sent in with your written request.

you, your

The owner of this policy as shown in the application, unless changed as provided in this policy. The owner may be someone other than the insureds.

General Information
================================================================================
What is your agreement with us?

Your policy, or any adjustment of it, contains the entire contract between you and us. This includes the initial application and all subsequent applications to adjust your policy. Any statements made either by you or by either insured, in the initial application or in any application for adjustment will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or by either insured will not be used to void your policy nor defend against a claim under your policy unless the statement is contained in the initial application or in any application for adjustment of this policy.

No change or waiver of any of the provisions of this policy will be valid unless made in writing by us and signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provisions of your policy.

Any additional benefit agreement attached to this policy will become a part of this policy and will be subject to all the terms and conditions of this policy unless we state otherwise in the agreement.

When does your policy become effective?

Your policy will become effective on the earlier of the policy date or the date the policy is delivered to you, provided you have paid the first full premium, while the health of the proposed insureds remains as stated in the application for this policy.

How will you know the status of your policy?

Each year without charge, we will send you a report. This report will show your policy's status. It will include the account value, death benefit and the surrender value as of the date of the report. It will also show the premiums paid during the year, policy loan activity and the policy value. The information in the report will be current as of a date within two months of its mailing.

04-692                                                          Minnesota Life 4

How do you exercise your rights under the policy?

You can exercise all the rights under this policy during the lifetime of either insured by making a written request to us. This includes the right to change the ownership. If your policy is assigned, we will also require the written consent of the assignee. If you have designated an irrevocable beneficiary, the written consent of that beneficiary will also be required.

Death Benefit
================================================================================
What are the death benefit options? The death benefit options are:

    (1) the Cash Option; or
    (2) the Protection Option.

What is the Cash Option?

Under the Cash Option, the death benefit will be the larger of:

    (1) the face amount; or
    (2) the minimum death benefit required so that this policy will qualify as a life insurance policy as defined by Section 7702 of the Internal Revenue Code (IRC)

When the death benefit is provided by definition (2) above, it will vary with the value of the separate account and the value of the guaranteed interest account.

What is the Protection Option?

Under the Protection Option, the death benefit will be the larger of:

    (1) the face amount plus the policy value; or
    (2) the minimum death benefit required so that this policy will qualify as a life insurance policy as defined by Section 7702 of the IRC.

The death benefit will vary with the value of the separate account and the value of the guaranteed interest account.

The Protection Option is only available until the policy anniversary nearest the younger insured's age 120. At the policy anniversary nearest the younger insured's age 120, we will convert the death benefit option to the Cash Option.

How is the death benefit option elected?

You elect a death benefit option on your policy application. If you fail to make an election, the Cash Option will be in effect.

May the death benefit option be changed?

Yes. While this policy is in force, you may apply to have the death benefit option changed, which is a policy adjustment. The change will take effect when we approve the policy adjustment.

If you request a change from the Cash Option to the Protection Option, we will require evidence satisfactory to us of the insurability of both insureds before we allow the change.

You may request to change the death benefit option from the Protection Option to the Cash Option at any time without evidence of insurability.

When is the death benefit determined?

The death benefit is determined on each monthly policy anniversary and as of the date of the second death.

What proceeds are payable at the second death?

The amount payable at the second death shall be the death benefit provided by this policy:

    . plus any additional insurance payable at the second death provided by an additional benefit agreement; and

    . plus under the Cash Option, any premium paid beyond the end of the policy month in which the second death occurs; and

    .   plus any asset credit; and

    .   minus any unpaid policy charges; and

    .   minus any policy loan and any unpaid loan interest.

Does the death benefit qualify for income tax exclusion under the Internal Revenue Code?

We intend that this policy will qualify as a life insurance policy as defined by the cash value accumulation test of Section 7702 of the IRC. In order to maintain such qualification, we reserve the right either to increase the amount of insurance, or to return any excess account value, or to limit the amount of premium we will accept.

Beneficiary
================================================================================
To whom will we pay the death proceeds?

When we receive proof satisfactory to us of the second death, we will pay the death proceeds of this policy to the beneficiary or beneficiaries named in the application for this policy unless you have changed the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in your last change of beneficiary request as provided below.

What happens if one or all of the beneficiaries dies before the second death?

If a beneficiary dies before the second death, that beneficiary's interest in the policy ends with that beneficiary's death. Only those beneficiaries who are

04-692                                                          Minnesota Life 5
living at the second death will be eligible to share in the death proceeds. If no beneficiary is living at the second death, we will pay the death proceeds of this policy to you, if living, otherwise, to your estate, or to your successor if you are a corporation no longer in existence.

Can you change the beneficiary?

Yes. If you have reserved the right to change the beneficiary, you can request in writing to change the beneficiary. If you have not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required.

Your written request will not be effective until we record it in our home office. After we record it, the change will take effect as of the date you signed the request. However, if the second death occurs before the request has been so recorded, the request will not be effective as to those death proceeds we have paid before we recorded your request.

Payment of Proceeds
================================================================================
When will the policy proceeds be payable?

The proceeds of this policy will be payable if the policy is surrendered, terminated or if we receive proof satisfactory to us of the second death. These events must occur while the policy is in force. Proof of any claim under this policy must be submitted in writing to our home office. The proceeds will be paid at our home office and in a single sum unless a settlement option has been selected.

Can proceeds be paid in other than a single sum?

Yes. You may, before the second death, request that we pay the proceeds under one of the following settlement options. We may also use any other method of payment that is agreeable to you and us. A settlement option may be selected only if the payments are to be made to a natural person in that person's own right, and if the periodic installment or interest payment is at least $50.

The following settlement options are all payable in fixed amounts as are described below. These payments do not vary with the investment performance of the separate account.

     Option 1 -- Interest Payments

     Payment of interest on the proceeds at such times and for a period that is agreeable to you and us. Withdrawal of proceeds may be made in amounts of at least $500. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

     Option 2 -- Payments for a Specified Period

     Monthly payments for a specified number of years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in the following table. The monthly payments for any period not shown will be furnished upon request.

     Number of Years             Monthly Payments
            5                        $  17.91
           10                            9.61
           15                            6.87
           20                            5.51
           25                            4.71

     Option 3 -- Life Income

     Monthly payments for the life of the person who is to receive the income. We will require satisfactory proof of the person's age and gender. Payments can be guaranteed for 5, 10, or 20 years. The amount of each monthly payment for each $1,000 of proceeds applied under this option is shown in the following table. The monthly payments for any ages not shown will be furnished upon request.

          Age                   Life Income with Payments
     ------------    Life            Guaranteed for
     Male  Female   Income    5 Years  10 Years   20 Years
       50      55   $ 4.37    $  4.36  $   4.33   $   4.18
       55      60     4.87       4.85      4.79       4.51
       60      65     5.56       5.52      5.39       4.85
       65      70     6.51       6.41      6.13       5.16
       70      75     7.86       7.64      7.03       5.38

     Option 4 -- Payments of a Specified Amount

     Monthly payments of a specified amount until the proceeds and interest are fully paid.

If you request a settlement option, we will prepare an agreement for you to sign, which will state the terms and conditions under which the payments will be made.

Can a beneficiary request payment under a settlement option?

Yes. A beneficiary may select a settlement option only after the second death. However, you may provide that the beneficiary will not be permitted to change the settlement option you have selected.

Are the proceeds exempt from claims of creditors?

To the extent permitted by law, no payment of proceeds or interest we make will be subject to the claims of any creditors.

Also, if you provide that the option selected cannot be changed after the second death, the payments will not be subject to the debts or contracts of the person receiving the payments. If garnishment or any other attachment of the payments is attempted, we will make those payments to a trustee we name. The trustee will apply those payments for the maintenance and support of the person you named to receive the payments.

What guaranteed interest rate will we pay on policy proceeds?

We will pay interest at an annual rate which will never be less than 3 percent per year. On single sum death

04-692                                                          Minnesota Life 6
proceeds, we will pay interest from the date of the second death until the date of payment.

Premiums
================================================================================
When and where do you pay your premiums?

Your first premium is due as of the policy date and must be paid when your policy is delivered. All premiums after the first premium are payable on or before the date they are due and must be mailed to us at our home office or such other place as we may direct.

How often do you pay premiums?

You may pay your premiums once a year, twice a year, or four times a year. These premiums are shown on page 1 as the annual, semi-annual and quarterly premiums.

If you decide to pay premiums once a year, your annual premium will be due on the policy anniversary.

If you decide to pay premiums more than once a year, your semi-annual premiums will be due every six months and your quarterly premiums will be due every three months. In each year, one of the premium due dates must fall on the policy anniversary.

Are there other methods of paying premiums?

Yes. It may be possible for you to make arrangements with your employer to pay your premiums by payroll deduction. Also, with the consent of your financial institution, you may request that your premiums be automatically withdrawn from your account at that institution and paid directly to us. If for any reason your employer or financial institution fails to pay a premium when it is due or if this premium payment arrangement is ended, you must pay an annual, semi-annual or quarterly premium directly to us at our home office before the end of the grace period to keep your policy in force on a premium-paying basis.

Can you pay a nonrepeating premium?

Yes. In addition to premiums shown on page 1, you may request to pay a nonrepeating premium. However, we may at any time refuse to accept a nonrepeating premium. If the net amount at risk of your policy increases as a result of the payment of a nonrepeating premium, we will require you to provide us with evidence satisfactory to us of the insurability of both insureds.

Can you stop paying base premiums?

Yes. You may adjust the policy to stop paying base premiums (See Policy Adjustments section on page 8). A stop premium adjustment is one where, after the adjustment, no further base premium is required. You may request a stop premium adjustment at any time your policy has sufficient account value to keep the policy in force until the next policy anniversary unless the next anniversary is less than four months following the adjustment date. If the next anniversary is less than four months following the adjustment date there must be sufficient account value to keep the policy in force until the second anniversary following the adjustment date. The policy will be adjusted on the basis of no additional base premium and, unless instructed otherwise, the same death benefit in effect at the time of the adjustment. You will be required to pay premiums for additional benefits.

Can you pay a premium after the date it is due?

Yes. You have a grace period of 61 days from the due date of your premium to pay the amount due. Your premium payment must be received in our home office within the grace period. The insurance will continue during this grace period.

This 61-day grace period does not apply to the first premium payment. The first premium must be paid on or before the date your policy is delivered.

If a premium is not paid when it is due, will we make an automatic premium loan to keep the policy in force?

If the premium is not paid when it is due, we will make an automatic premium loan, if possible. However, in order to do this, the amount available for a loan must be enough to pay at least a quarterly premium and any loan interest due.

What happens if there is not enough loan value to make an automatic premium loan?

If the premium is not paid when it is due and if there is not enough loan value to make an automatic premium loan, we will automatically adjust your policy to stop paying base premiums. Your policy must have sufficient account value to keep the policy in force until the next policy anniversary unless the next anniversary is less than four months following the adjustment date. If the next anniversary is less than four months following the adjustment date, there must be sufficient account value to keep the policy in force until the second anniversary following the adjustment date. The policy will be adjusted on the basis of no additional base premium and, unless instructed otherwise, we will maintain the death benefit in effect at the time of the adjustment. You will be required to pay premiums for additional benefits.

What if the Automatic Premium Loan provision is not in effect on my policy?

If the premium is not paid when it is due and the Automatic Premium Loan provision is not in effect, we will automatically adjust your policy to stop paying base premiums. Your policy must have sufficient account value to keep the policy in force until the next policy anniversary unless the next anniversary is less than four months following the adjustment date. If the next anniversary is less than four months following the adjustment date, there must be sufficient account value to keep the policy in force until the second anniversary following the adjustment date. The policy will be adjusted on the basis of no additional base premium and, unless instructed otherwise, we will maintain the death benefit in effect at

04-692                                                          Minnesota Life 7
the time of the adjustment. You will be required to pay premiums for additional benefits.

What if there is not sufficient account value to adjust your policy to stop premium?

If there is not sufficient account value to adjust to stop premium, you will have a grace period of 61 days from the premium due date during which you may make a payment sufficient to keep the policy in force. We will send a notice to you stating the amount of payment required to keep your policy from terminating. If the payment is not made by the end of the 61-day grace period, your policy will terminate. However, even if your policy terminates, we will pay you any remaining surrender value as described in the payment of proceeds section on page 5.

Can you reinstate your policy after it has terminated?

Yes. At any time within three years from the date of policy termination, you may ask us to restore your policy to a premium paying status, unless the policy has terminated because the surrender value has been paid. We will require:

    (1) your written request to reinstate this policy;
    (2) that you submit to us at our home office during the lifetime of both insureds evidence satisfactory to us of the insurability of both insureds so that we may have time to act on the evidence during the lifetime of both insureds; and
    (3) a payment which is equal to any unpaid monthly charges at the end of the grace period, all back premiums for additional benefits and all back Policy Issue Charges, all with interest at the reinstatement rate shown on page 1; and
    (4) a payment sufficient to pay all premiums due on your contract to your next policy anniversary but no less than a quarterly premium; and
    (5) if necessary, a payment that would assure that the resulting guaranteed plan of insurance after the reinstatement satisfies the plan limitations at reinstatement.

What are the plan limitations at reinstatement?

After reinstatement, the policy must provide a level face amount of insurance to the latest of:

    (1) ten years from the policy date; or
    (2) the anniversary at or following ten years from the most recent adjustment that resulted in an increase in either the base premium or net amount at risk; or
    (3) the anniversary at or following four months from the reinstatement.

What happens when the policy is paid-up?

When the policy is paid-up, we need no additional base premiums in order to provide the death benefit until the second death.

After the policy is paid-up, we may continue to accept premiums. The payment of any premium after the policy is paid-up will increase the death benefit. We may require you to provide us with evidence satisfactory to us of the insurability of both insureds before accepting any premium after the policy is paid-up.

How will you know when the policy becomes paid-up?

At each policy anniversary we will determine if your policy has become paid-up. When your policy becomes paid-up, we will notify you.

Will policy charges continue to apply to a paid-up policy?

Yes.

Is there a premium refund at the second death?

If the Cash Option death benefit is in effect at the second death, we will pay to the beneficiary any part of a paid premium that covers the period from the end of the policy month in which the second death occurs to the date to which premiums are paid. However, if your policy contains a Waiver of Premium Agreement and the last premium was waived by us under that agreement, we will not refund that premium. Also, we will not refund a nonrepeating premium.

If the Protection Option death benefit is in effect at the second death, we will not refund a premium or a nonrepeating premium.

Is there a premium refund at surrender?

No.

Policy Adjustments
================================================================================
What types of adjustments can be made to this policy?

While the policy is in force, you may ask us to make any of the seven following policy adjustments:

    (1) increase or decrease the face amount;
    (2) increase or decrease the premium;
    (3) take a partial surrender;
    (4) adjust the base premium to zero ("stop premium");
    (5) change the death benefit option;
    (6) change the underwriting classification;
    (7) any change requiring evidence of insurability.

You may request a policy adjustment by completing an application for adjustment. Adjustments will not apply to any additional benefit agreements attached to your policy.

Are there any adjustment limitations?

Yes. An adjustment must satisfy certain limits on premiums, face amount and the plan of insurance. Other

04-692                                                          Minnesota Life 8
limitations on adjustments and on combinations of adjustments may apply. We must approve any adjustment. The current limits on adjustments are those described here.

After adjustment, other than an adjustment to stop premium, the policy must provide a level face amount of insurance to the latest of:

    (1) ten years from the policy date; or
    (2) the anniversary at or following ten years from the most recent adjustment that resulted in an increase in either the base premium or net amount at risk; or
    (3) the anniversary at or following four months from the adjustment.

An adjustment to stop premium requires that the policy have sufficient account value to keep the policy in force until the next policy anniversary unless the next anniversary is less than four months following the adjustment date. If the next anniversary is less than four months following the adjustment date, there must be sufficient account value to keep the policy in force until the second anniversary following the adjustment date.

Any adjustment with an increase in premium may not result in a policy which is scheduled to become paid-up prior to the payment of ten annual premiums.

Any adjustment may not result in more than a paid-up whole life plan for the face amount.

Any adjustment for a change of the face amount must result in a change of the face amount of at least $50,000 except for a partial surrender under the policy.

In addition, any policy must have a minimum annual base premium of at least $600. Any adjustment for a change of premium must result in a change of the annual premium of at least $300.

May evidence of insurability be required?

Yes. We will require evidence satisfactory to us of the continued insurability of both insureds. We will need this evidence for adjustments which increase the net amount at risk or change the underwriting classification of the policy. All other adjustments may be made without evidence of insurability.

What if one of the insureds is disabled?

If this policy contains a Waiver of Premium Agreement and if you are receiving, or are entitled to receive, the waiver of premium benefit, no adjustments under this provision will be allowed, except as provided in the Waiver of Premium Agreement.

When will an adjustment be effective?

Any adjustment will become effective only:

    (1) after we approve and record it at our home office; and
    (2) after you pay the premium required, if any, for the adjustment; and
    (3) while the health of both insureds remains as stated in the application for this adjustment.
When we approve your written request for an adjustment, we will send you a new page 1. A copy of your adjustment application will be attached to that new page
1. We may require that you return your policy to our home office for attachment of the new page 1 or we may simply mail it to you at your last known address and ask you to attach it to your policy. In either event, the new page 1 and its application will become part of this policy.

Separate Account
================================================================================
How was the separate account established?

We established the separate account under Minnesota law. It is registered as a unit investment trust under the 1940 Act.

What is the purpose of the separate account?

Net premiums allocated to the separate account support the operation of this policy (except policy loans and settlement options) and others of its class. Assets may also be allocated for other purposes, but not for the operation or support of policies other than variable adjustable life.

Are sub-accounts available under the separate account?

Yes. The separate account is divided into sub-accounts. We will allocate net premiums to one or more of the sub-accounts you have chosen. We reserve the right to add, combine or remove any sub-account of the separate account.

What are the investments of the separate account?

For each sub-account, there is a fund for the investment of that sub-account's assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund is no longer possible or if we determine it inappropriate for policies of this class, we may substitute another fund.

Substitution may be with respect to both existing policy values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of the regulatory authorities of the state of Minnesota. If required, we will file that approval process with the regulatory authorities of the state in which this policy is delivered.

What changes may we make to the separate account?

We reserve the right, when permitted by law, to transfer assets of the separate account which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If such a transfer

04-692                                                          Minnesota Life 9
is made, the term "separate account," as used in this policy, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

We reserve the right, when permitted by law, to:

    (1) de-register the separate account under the 1940 Act;
    (2) restrict or eliminate any voting right of policy owners or other persons who have voting rights as to the separate account; and
    (3) combine the separate account with one or more other separate accounts.

How are net premiums allocated?

We will allocate net premiums to the guaranteed interest account and to the separate account and its sub-accounts. Initially, you indicate your allocation in the application. You may change your allocation for future premiums by written request. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages and must be in multiples of 1 percent of the net premium. We reserve the right to restrict the allocation of premium. If we do so, no more than 25 percent of the net premium may be allocated to the guaranteed interest account. In addition, we reserve the right to further restrict allocations to the guaranteed interest account if the current interest crediting rate is equal to 3%.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for a period of 30 days after a policy is issued or adjusted. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

What is a transfer?

A transfer is a reallocation of the account value between the guaranteed interest account and the separate account or among the sub-accounts of the separate account.

May you make transfers of amounts under this policy?

Yes. Transfers may be made by your written request. Transfers out of the separate account or among the sub-accounts of the separate account, will be made on the basis of sub-account unit values as of the end of the valuation period during which we receive your written request. Transfers out of the guaranteed interest account will be made on the basis of the account value of your guaranteed interest account at the time of transfer.

Are there limitations on transfers?

Yes. The amount of account value to be transferred must be at least $250. If the account value in an account is less than $250, the entire account value attributable to that sub-account or the guaranteed interest account must be transferred. If a transfer would reduce the account value in the sub-account to less than $250, we reserve the right to include that remaining account value of the sub-account in the amount transferred.

We reserve the right to restrict the dollar amount of any transfer to or from the guaranteed interest account. In addition, transfers to or from the guaranteed interest account may be limited to one such transfer per policy year.

Transfers to or from the guaranteed interest account must be made by a written request. It must be received by us or postmarked in the 30-day period before or after the last day of the policy year. Transfers which meet these conditions will be effective after we approve and record them at our home office.

The funds may restrict the amounts or frequency of transfers to or from the sub-accounts of the separate account in order to protect fund shareholders.

How are units determined?

With each net premium payment allocated to a sub-account, we divide that payment by the then current unit value for the sub-account, to determine the number of units to credit to the sub-account. The then current unit value is the value at the end of the valuation period during which we receive your premium. Once determined, the number of units will not be affected by changes in the unit value.

How are units increased or decreased?

The number of units in each sub-account will be increased by the allocation of subsequent net premiums, loan repayments, asset credits and transfers to that sub-account. The number of units will be decreased by policy charges to the sub-account, policy loans and unpaid loan interest, transfers and partial surrenders from that sub-account. The number of sub-account units will decrease to zero if a policy is surrendered or terminated.

How is a unit valued?

The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. The unit value increases or decreases on each valuation date. For any valuation date, the unit value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date. The assets of the separate account shall be valued at least as often as any policy benefits vary but not less often than once a month.

04-692                                                         Minnesota Life 10

What is the net investment factor for each sub-account?

The net investment factor is a measure of the net investment experience of a sub-account.

The net investment factor for a valuation period is: the gross investment rate for such valuation period, less a deduction for the charges under this policy which are assessed against separate account assets.

The gross investment rate is equal to:

    (1) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus
    (2) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by
    (3) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

Account Value
================================================================================
How is the account value determined?

The account value for the guaranteed interest account and for the separate account are determined separately. The account value of the separate account will include all sub-accounts of the separate account.

The account value of the guaranteed interest account is the sum of all net premium payments allocated to the guaranteed interest account. This amount will be increased by any interest, asset credits, loan repayments, loan interest credits and transfers into the guaranteed interest account. This amount will be reduced by any policy loans, unpaid loan interest, partial surrenders, transfers into the sub-accounts and charges assessed against the account value of the guaranteed interest account.

The account value of the separate account is the sum of units of each sub-account multiplied by the unit value for that sub-account. The number of units will be increased by any asset credits, loan repayments, loan interest credits and transfers into a sub-account of the separate account. The number of units will be reduced by any policy loans, unpaid loan interest, partial surrenders, transfers into the guaranteed interest account, and charges assessed against the account value of the separate account.

Is the account value guaranteed?

No. The account value of the separate account is not guaranteed, but we do guarantee the account value of the guaranteed interest account. The latter cannot be reduced by any investment experience of the general account.

Is interest credited on the account value of the guaranteed interest account?

Yes. Interest is credited on the account value of the guaranteed interest account of this policy. Interest is credited daily at a rate of not less than 3 percent per year, compounded annually. We guarantee this minimum rate for the life of the policy without regard to the actual experience of the general account.

As conditions permit, we may credit additional amounts of interest to the account value of the guaranteed interest account.

Policy Charges
================================================================================
What types of charges are there under this policy?

Charges under this policy are those which we assess against premiums, base premiums, nonrepeating premiums, the account value, and the separate account assets.

What charges are assessed against premiums?

Against premiums, we assess charges for additional benefits.

What charges are assessed against base and nonrepeating premiums?

Against each base and nonrepeating premium, we assess a premium charge not to exceed 5.75 percent of each premium.

What charges are assessed against the account value?

Against the account value, we assess: (1) a Monthly Policy Charge, (2) a Policy Issue Charge, (3) a Cost of Insurance Charge, (4) a Cash Extra Charge, (5) Transaction Charges, and (6) a Surrender Charge.

1) The Monthly Policy Charge will not exceed $15.00 plus $.03 per $1,000 of face amount. This charge is to cover certain administrative expenses, including those attributable to the records we create and maintain for your policy.
2) The Policy Issue Charge is shown in the schedule on page 1 and applies for the first 10 years of the policy following issue and policy adjustments that result in an increase in base premium or net amount at risk. This charge is to recover the expense of issuing, underwriting and distributing the policy.
3) The Cost of Insurance Charge is calculated by multiplying the net amount at risk under your policy by a rate which varies with the age, gender and risk class of each insured. The rate will not exceed the rate shown in the Maximum Monthly Cost of Insurance Rates table on page 1. This charge

04-692                                                         Minnesota Life 11
     compensates us for providing the death benefit under this policy.
4) The Cash Extra Charge is a monthly charge which compensates us for providing the death benefit when certain mortality risks exceed the standard.
5)   Transaction Charges:
     a) The Policy Adjustment Transaction Charge of $95 is charged at every policy adjustment. This charge is for expenses associated with processing a policy adjustment.
     b) The Partial Surrender Transaction Charge of the lesser of $95 or 2% of the amount of the partial surrender is charged at a partial surrender. This charge is for expenses associated with processing a partial surrender
     c) The Transfer Transaction Charge of no more than $25 is charged for each transfer of account value among the guaranteed interest account and the sub-accounts of the separate account. This charge is for expenses associated with processing a transfer.
6) The Surrender Charge is shown in the schedule on page 1 and applies for the first 10 years of the contract following issue and policy adjustments that result in an increase in base premium or net amount at risk. This charge is to recover any Policy Issue Charges that have not yet been assessed.

When are charges assessed against the account value?

The Monthly Policy Charge, Policy Issue Charge, Cost of Insurance Charge, and Cash Extra Charge are assessed against the account value monthly on the monthly policy anniversary and at the second death, policy surrender, or policy termination. A surrender charge is assessed against the account value when the policy is surrendered or terminates.

Charges will be assessed against the account value in the guaranteed interest account and the account value in the separate account on a pro-rata basis. As to account value in the separate account, charges will be assessed against each sub-account on a pro-rata basis. If we agree, you may arrange to have charges assessed as you direct.

What charges are assessed against separate account assets?

We assess a Mortality and Expense Risk Charge against separate account assets.

What is the Mortality and Expense Risk Charge?

This charge is for assuming the risks that the cost of insurance charge will be insufficient to cover actual mortality experience and that the other charges will not cover our expenses in connection with the policy. The mortality and expense risk charge is deducted from separate account assets on each valuation date at an annual rate of .50 percent of separate account assets.

Policy Loans
================================================================================
Can you borrow money on your policy?

Yes. You may borrow up to the maximum loan amount. This amount is determined as of the date we receive your request for a loan. We will require your written request for a policy loan. We will charge interest on the loan in arrears.

At your request, we will send you a loan agreement for your signature. The policy will be the only security required for your loan.

When the policy loan is to come from the account value of the guaranteed interest account, we have the right to postpone your loan for up to six months. We cannot do so if the loan is to be used to pay premiums on any policies you have with us.

What is the maximum amount available for all policy loans?

The maximum amount available for all policy loans under your policy is 90% of the policy value (see definition on page 4) less the surrender charge. This amount will be determined as of the date we receive your written request for a loan at our home office. If unpaid loan interest is added to your outstanding loan, the maximum amount of policy loan cannot exceed 100% of the policy value less the surrender charge.

What is the effect of a policy loan?

When you take a loan, we will reduce the account value and the proceeds of the policy by the amount you borrow. This determination will be made as of the end of the valuation period during which we receive your loan request.

How does a policy loan reduce account value?

Unless you direct us otherwise, we will take the policy loan from the account value of the guaranteed interest account and the account value of the separate account on a pro-rata basis and, as to the account value in the separate account, from each sub-account on a pro-rata basis.

Policy loans shall be transferred to the loan account. The loan account continues to be a part of the policy in the general account.

The policy value of your policy may decrease between premium due dates. If your policy has a policy loan and no account value, the policy will terminate.

What is the policy loan interest rate?

The annual policy loan interest rate is shown on page 1. Interest accrues daily.

04-692                                                         Minnesota Life 12

When is loan interest due and payable?

Loan interest is due on the date of the second death, on a policy adjustment, surrender, termination, a policy loan transaction and on each policy anniversary.

If you do not pay the interest on your loan in cash, your policy loan will be increased by an additional policy loan in the amount of the unpaid interest. It will then be charged the same rate of interest as your loan. The account value will be reduced by the amount of the policy loan and unpaid loan interest when it is due. Any additional policy loan resulting from unpaid loan interest may result in the total policy loan exceeding 90% of the policy value less the surrender charge but will never result in the total policy loan being more than 100% of the policy value less the surrender charge.

How and when can you repay your loan?

If your policy is in force, your loan can be repaid in part or in full at any time before the second death. Your loan may also be repaid within 60 days after the date of the second death if we have not paid any of the benefits under this policy. Any loan repayment must be at least $100 unless the balance due is less than $100.

How are loan repayments allocated?

Loan repayments are allocated to the guaranteed interest account until all loans from the guaranteed interest account have been repaid.

Thereafter, in the absence of your instructions, loan repayments will be allocated to the account value of the guaranteed interest account and the account value of the separate account on a pro-rata basis, and to each sub-account in the separate account on a pro-rata basis.

We reserve the right to restrict the amount of any loan repayment allocated to the guaranteed interest account.

Loan repayments reduce your loan account by the amount of the loan repayment.

What happens if you do not repay your loan?

Your policy will remain in force so long as it has account value. Otherwise, your policy will terminate.

To prevent your policy from terminating, you will have to make a loan repayment. We will notify you 61 days in advance of our intent to terminate the policy and the loan repayment required to keep it in force. The time for repayment will be within 61 days after our mailing of the notice.

Is there a minimum policy loan?

Yes. Any policy loan we pay in cash must be in an amount of at least $100. A policy loan may be in a lesser amount if it is used to pay a premium under the Automatic Premium Loan provision.

Will we credit interest on policy values which you have borrowed?

Yes, we credit interest on policy loans at a rate which is not less than your annual policy loan interest rate minus 1 percent per year times the amount of the loan.

When are loan interest credits on a policy loan allocated to the account value?

Loan interest credits are allocated to the account value as of the date of the second death, on a policy adjustment, surrender, termination, a policy loan transaction and on each policy anniversary.

How are loan interest credits allocated?

We will allocate loan interest credits to the guaranteed interest account and the separate account on the same basis as we allocate net premiums.

Surrender
================================================================================
May the policy be surrendered?

Yes. You may request to surrender your policy at any time until the second death.

Is there a surrender charge?

Yes. The surrender charge is shown on page 1 of this policy.

What is the surrender value of your policy?

The surrender value is the account value, plus any asset credit, and any loan interest credit, and less the surrender charge, and unpaid loan interest and unpaid monthly charges which are assessed against account value.

We determine the surrender value as of the end of the valuation period during which we receive your surrender request.

How do you surrender your policy?

Send your policy and a written request for surrender to us at our home office. We will send your surrender proceeds to you in a single sum unless you request otherwise.

Is a partial surrender permitted?

Yes. You may make a partial surrender of the account value. The amount of a partial surrender must be $500 or more and it cannot exceed the amount available as a policy loan. This is a policy adjustment as described on page 8. With the Cash Option, a partial surrender will cause a decrease in the face amount equal to the amount surrendered.

Is there a charge for a partial surrender?

Yes. For a partial surrender we charge a Transaction Charge of $95.00 or 2% of the amount of the partial surrender, whichever is less.

04-692                                                         Minnesota Life 13

May you direct us as to how partial surrenders will be taken from the account value?

Yes. You may tell us to take the partial surrender from certain sub-accounts or from the guaranteed interest account. If you do not specify, partial surrenders will be deducted from the account value of the guaranteed interest account and the account value of the separate account on a pro-rata basis and, as to the account value in the separate account, from each sub-account on a pro-rata basis.

We reserve the right to restrict the amount of any partial surrender taken from the guaranteed interest account.

May surrender payments be deferred?

Yes. We reserve the right to defer surrender payments for up to six months from the date of your written request, if surrender payments are based upon policy values which do not depend on the investment performance of the separate account. In that case, if we postpone our payment for more than 31 days, we will pay you interest at 3 percent per annum for the period during which payment is postponed. Otherwise, this right of deferral will be: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

What if the second death occurs after you request a surrender?

If the second death occurs after we receive your surrender request, we will pay the surrender value to you or your estate; we will not pay a death benefit to the beneficiary.

Additional Information
================================================================================
Can you assign your policy?

Yes. Your policy may be assigned. The assignment must be in writing and filed with us at our home office. We assume no responsibility for the validity or effect of any assignment of this policy or of any interest in it. Any proceeds which become payable to the assignee will be payable in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of that interest.

What if the age or gender of either insured is misstated?

If the age or gender of either insured has been misstated, the amount of proceeds will be adjusted to reflect the cost of insurance charges based upon the correct age or gender.

When does your policy become incontestable?

After this policy has been in force during the lifetime of both insureds for two years from the original policy date, we cannot contest this policy, except for fraud. However, if there has been a policy adjustment, reinstatement or any other policy change for which we required evidence of insurability, that adjustment, reinstatement or policy change will be contestable for two years, during the lifetime of both insureds, from the effective date of the adjustment, reinstatement or policy change.

Is there a suicide exclusion?

Yes. If either insured, whether sane or insane, dies by suicide, within two years of the original policy date, our liability will be limited to an amount equal to the premiums paid for this policy. If there has been a policy adjustment, reinstatement, or any other policy change for which we required evidence of insurability, and if either insured dies by suicide within two years from the effective date of the policy adjustment, reinstatement or change, our liability with respect to the policy adjustment, reinstatement or change will be limited to an amount equal to the premiums paid for the policy adjustment, reinstatement or change.

04-692                                                         Minnesota Life 14

VARIABLE ADJUSTABLE LIFE
SURVIVOR POLICY

Variable Benefits

Premiums as stated on the Policy Information Page.

Face Amount and Premium may be adjusted by the owner.

Nonparticipating

Minnesota Life Insurance Company, a stock company, is a subsidiary of Minnesota Mutual Companies, Inc., a mutual holding company. You are a member of the Minnesota Mutual Companies, Inc., which holds its annual meetings on the first Tuesday in March of each year at 3 p.m. local time. The meetings are held at 400 Robert Street North, St. Paul, Minnesota 55101-2098.

[LOGO OF MINNESOTA LIFE]